Exhibit 10.5.1

Mimecast Services Limited (“MSL”)

Mimecast North America, Inc. (“MNA”)

Mimecast Limited (incorporated in England and Wales) (“ML England”)

Mimecast USD Limited (“MUSD”)

Mimecast Limited (incorporated in Jersey) (“ML Jersey”)

c/o

Citypoint

Ropemaker Street

London EC2Y 9AW

Attn:     Peter Campbell

Dated: 13 November 2015

Dear Sirs

Amendment Letter and Confirmation

We refer to the loan agreement dated 18 January 2012 as amended and restated on 31 January 2013, 15 July 2014 and 22 May 2015 between (1) MSL and MNA as borrowers, (2) ML England and MUSD as guarantors and (3) Silicon Valley Bank (the “Bank”) (the “Loan Agreement”).

Definitions and Interpretation

1.	Terms defined in the Loan Agreement and not otherwise defined herein shall have the same meaning in this letter, and the following terms shall have the following meanings in this letter:

“Effective Date” is defined in paragraph 6.

“Obligors” means together MSL, MNA, ML England, MUSD and ML Jersey.

2.	Unless the context otherwise requires, references in the Loan Agreement to “this Agreement” shall be to the Loan Agreement as amended by this letter and otherwise from time to time.

Amendments to the Loan Agreement

3.	On and from the Effective Date, the Loan Agreement shall be amended as follows:

(a)	the preamble and parties section to the Loan Agreement shall be deleted and replaced with the following:

“This LOAN AGREEMENT (this “Agreement”) dated as of 18 January 2012 (the “Effective Date”) as amended and restated on 31 January 2013 (the “First Amendment and Restatement Date”), as further amended and restated on 15 July 2014 (the “Second Amendment and Restatement Date”), as further amended and restated on 22 May 2015 (the “Third Amendment and Restatement Date”) and as further amended by an amendment letter dated                     2015 (the “Fourth Amendment Date”), between SILICON VALLEY BANK, a California corporation, through its United Kingdom branch located at 41 Lothbury, London EC2R 7HF (“Bank”) and (i) MIMECAST SERVICES LIMITED (the “UK Borrower”), a company registered under the laws of England and

Wales under company number 04901524 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW, and (ii) MIMECAST NORTH AMERICA, INC. (the “US Borrower”) a Delaware corporation with offices at 480 Pleasant Street, Watertown, MA, USA, 02472, USA (the UK Borrower and the US Borrower are jointly and severally liable and are hereinafter together referred to as “Borrower” and each a “Borrower”), provides the terms on which Bank shall extend credit to Borrower and Borrower shall repay Bank. The parties agree as follows:”;

(b)	Clause 5.1 shall be amended by the addition of the following language at the end of that clause: “ The Jersey Obligor is a public company, duly incorporated and validly existing under the laws of Jersey and has power to carry on its business as it is now being conducted and to own its property and other assets. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Jersey Obligor is a party are within the corporate powers of the Jersey Obligor and have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the constitutional documents of the Jersey Obligor; or (iii) any agreement or instrument binding on the Jersey Obligor. The Jersey Obligor is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to cause a Material Adverse Change.”

(c)	Clause 6.7 (Financial Covenants) shall be deleted in its entirety and replaced with the following:

“6.7	Financial Covenants.

(a)	Recurring Revenue to Plan.

Borrower shall at all times prior to the occurrence of the IPO or the Equity Trigger Event maintain:

Quarterly Recurring Revenue for the quarterly periods set out in column A below of at least the minimum amount set out in column B below:

A Period	B Minimum Amount
the quarterly period ending on 30 June 2015	$30,000,000
the quarterly period ending on 30 September 2015	$30,500,000
the quarterly period ending on 31 December 2015	$31,000,000
the quarterly period ending on 31 March 2016	$32,000,000
the quarterly period ending on 30 June 2016	$33,500,000
the quarterly period ending on 30 September 2016	$35,000,000
the quarterly period ending on 31 December 2016	$36,500,000
the quarterly period ending on 31 March 2017	$37,000,000
each quarterly period thereafter ending on 30 September, 31 December, 31 March and 30 June in each year	The $ figures agreed by the Borrower and the Bank pursuant to this Clause 6.7 (a)

If the IPO or the Equity Trigger Event have not occurred, Bank and Borrower shall discuss the minimum amounts of Quarterly Recurring Revenue to be maintained by Borrower for the test periods commencing on 31 March 2017 and continuing thereafter. Bank shall set (acting reasonably following such discussions) and Borrower shall agree such minimum amounts of Quarterly Recurring Revenue by no later than 30 June 2017.

The Advance Rate will be recalculated on each date that the financial covenant set out in this Clause 6.7 (a) is tested or if such financial covenant is no longer applicable then on each date the financial information required under Clause 6.2 (c) is provided.”

(b)	Adjusted Quick Ratio.

Borrower shall maintain at all times an Adjusted Quick Ratio of at least 1.20 to 1.00 rising to 1.60:1 following (i) an IPO or (ii) the Equity Trigger Event, to be tested monthly.

(d)	A new clause 7.11 shall be added as follows:

“7.11 Restriction of Assets held in Jersey. Jersey Obligor will not keep any cash, Cash Equivalents or any other material asset (other than any Investment in any Subsidiary) in a jurisdiction other than England & Wales.”

(e)	Clause 8.6 shall be deleted in its entirety and replaced with the following:

“Insolvency Proceedings” any of the following occurs in respect of Borrower or any Affiliate of Borrower (each of which shall be an “Insolvency Proceeding”): (i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration, to obtain a declaration that its assets be “en desastre” or dissolution or any such resolution is passed; (iii) save in the case of a solvent winding-up of an Affiliate of Borrower with the prior written approval of Bank, an order is made for its winding-up, its assets to be declared “en desastre”, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, its assets to be declared “en desastre”, administration or dissolution, or gives notice to the Bank of an intention to appoint an administrator (save for any winding-up petition in respect of UK Borrower which is frivolous or vexatious and which is discharged, stayed or dismissed within fourteen (14) days of commencement); (iv) any liquidator, receiver, administrative receiver, administrator, Viscount of Jersey or similar officer is appointed in respect of it or any of its assets; (v) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer; (vi) Borrower begins a US Insolvency Proceeding; or (vii) a US Insolvency Proceeding is begun against Borrower.

(f)	The final paragraph of clause 11 (Choice of Law) shall be deleted in its entirety and replaced with the following:

“Without prejudice to any other mode of service allowed under any relevant law, US Borrower and Jersey Obligor irrevocably appoints UK Borrower (at its registered address from time to time) as its agent for service of process in relation to any proceedings before the English Courts in connection with any Loan Documents (and UK Borrower hereby confirms it accepts such appointment) and agrees that a failure by UK Borrower to notify US Borrower or Jersey Obligor (as applicable) of any process will not invalidate the proceedings concerned.”

(g)	A new definition of “Equity Trigger Event” shall be added as follows:

“Equity Trigger Event” means any equity raising event of the Borrower or the Jersey Obligor where the Borrower or the Jersey Obligor raises $30,000,000 or more.”

(h)	A new definition of “Fourth Amendment Date” shall be added as follows:

“Fourth Amendment Date” is defined in the preamble to this Agreement.”

(i)	The definition of “Group” shall be deleted in its entirety and replaced with the following:

“Group” is Jersey Obligor and its Subsidiaries.”

(j)	The definition of “Guarantee” shall be deleted in its entirety and replaced with the following:

“Guarantee” is (i) the guarantee in the Agreed Form to be granted on or about the Effective Date by Mimecast Limited in favour of the Bank, (ii) the guarantee in the Agreed Form to be granted on or about the Third Amendment and Restatement Date by Mimecast USD Limited in favour of the Bank, (iii) the guarantee in the Agreed Form to be granted on or about the Fourth Amendment Date by Jersey Obligor in favour of the Bank and (iv) any other guarantee of the Obligations granted in favour of Bank from time to time, in each case as amended and/or restated, supplemented, varied or novated from time to time.”

(k)	The definition of “Guarantor” shall be deleted in its entirety and replaced with the following:

“Guarantor” is together or separately as the context may require, (i) Mimecast Limited, a company registered under the laws of England and Wales under company number 04698693 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW, (ii) Mimecast USD Limited, a company registered under the laws of England and Wales under company number 09102524 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW and (iii) Mimecast Limited, a company registered under the laws of Jersey with registration number 119119 whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX.”

(l)	The definition of “Guarantor Debenture” shall be deleted in its entirety and replaced with the following:

“Guarantor Debenture” is (i) the debenture in the Agreed Form to be executed on or about the Effective Date by Mimecast Limited in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time, (ii) the debenture in the Agreed Form to be executed on or about the Third Amendment and Restatement Date by Mimecast USD Limited in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time and (iii) the debenture in the Agreed Form to be executed on or about the Fourth Amendment Date by Jersey Obligor in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time ..”

(m)	A new definition of “IPO” shall be added as follows:

“IPO” means the successful application and admission of all or any of the shares (of any class) in the capital of the Jersey Obligor, or securities representing such shares (including American depositary receipts, American depositary shares and/or other instruments) to the Official List of the UK Listing Authority, the AIM Market operated by the London Stock Exchange plc, the NASDAQ Global Market, NASDAQ Global Select Market or the Nasdaq Capital Market of the NASDAQ OMX Group Inc., the NYSE and The NYSE MKT of the New York Stock Exchange and, in each case their successors and any future public markets established by the London Stock Exchange plc, NYSE and NASDAQ OMX Group Inc. or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);”

(n)	A new definition of “Jersey Obligor” shall be added as follows:

“Jersey Obligor” means Mimecast Limited, a company registered under the laws of Jersey with company number 119119 whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX.”

(o)	The definition of “Material Change of Control” shall be deleted in its entirety and replaced with the following:

“Material Change of Control” means (a) with respect to any entity, a sale, assignment or other disposition by such entity of all or substantially all of its assets; (b) a sale, assignment or other disposition, in a single transaction or series of related transactions, of a majority of the outstanding voting equity securities of an entity to an equity holder who was not an equity holder immediately prior to such transaction, or the issuance by any entity, in a single transaction or series of related transactions, of voting equity securities constituting a majority of the total issued and outstanding voting equity securities of such entity immediately following the closing of such transaction or series of related transactions to an equity holder who was not an equity holder immediately prior to such transaction; or (c) with respect to any entity, a merger or consolidation of such entity into or with another person or entity (other than a merger effected solely for the purpose of changing such entity’s domicile) in which a majority of the outstanding voting equity securities of the surviving entity are held by an equity holder who was not an equity holder immediately prior to such transaction;”

(p)	The definition of “Revolving Line Availability Amount” shall be deleted in its entirety and replaced with the following:

“Revolving Line Availability Amount” is (calculated in pounds Sterling):

(a)	Ten Million pounds Sterling (£10,000,000);

minus

(b)	the outstanding principal balance of any Revolving Advances.”

(q)	The definitions of “Term Loan Reserve Amount” and “Term Loan Reserve Period” shall be deleted in their entirety.

(r)	The definition of “UK Obligor” shall be amended to add the following additional words at the end of that definition: “(other than the Jersey Obligor)”.

Representations and Warranties

4.	The Obligors represent and warrant to the Bank that they have the power to enter into, have taken all necessary action to authorise the entry into of, and that they have duly entered into the agreement set out in this letter.

5.	The Obligors represent and warrant to the Bank as at the date of this letter that all of the repeating representations contained in clause 5 (Representations and warranties) of the Loan Agreement (as amended by this letter) and clause 4 (Representations and warranties) of the Guarantees (as appropriate) are true and accurate:

(a)	as if repeated on the date of this letter with reference to the facts and circumstances subsisting on that date; and

(b)	as at the Effective Date with reference to the facts and circumstances subsisting on that date.

Conditions Precedent

6.	Subject to paragraph 7, the Loan Agreement shall be amended as provided in paragraph 3 (Amendments to the Loan Agreement) upon the date (the “Effective Date”) on which we the Bank, or our solicitors, Osborne Clarke, confirm to the Obligors or their solicitors that each of the conditions listed in the schedule to this letter have been satisfied or waived.

7.	The Effective Date shall be a Business Day on or before 13 November 2015. If the Effective Date shall not have occurred by close of business in London on that day (or such later date as all parties may agree), this letter shall cease to have effect (unless the parties agree otherwise in writing) except for paragraph 9 (Confirmation). For the purposes of this paragraph 7, references in paragraph 9 (Confirmation) to “as amended by this letter” shall be ignored.

8.	The conditions precedent referred to in paragraph 6 are for the benefit of the Bank and the Bank may accordingly waive all or any of them, unconditionally or on such conditions as it may in its sole discretion think fit. That waiver shall not limit or restrict any other rights of the Bank in respect of the Loan Agreement.

Confirmation

9.	By countersigning this letter, each Obligor confirms that (to the extent applicable):

(a)	the Security Documents to which each Obligor is a party remain in full force and effect and continue to secure the obligations of the Obligors under the Loan Documents (including the Loan Agreement as amended by this letter); and

(b)	all guarantees granted by the Obligors in favour of the Bank shall remain in full force and continue to guarantee the obligations of each Obligor under the Loan Documents (including the Loan Agreement as amended by this letter).

Incorporation of Terms

10.	Save as amended as set out in paragraph 3, the terms of the Loan Agreement shall remain in full force and effect and the Loan Agreement and this letter shall be read and construed as one document.

11.	The provisions of clause 11 (Choice of Law) and clause 12 (General Provisions) of the Loan Agreement shall apply to this letter as if they were set out in full in this letter, but as if references to “this Agreement” or “the Loan Documents” were references to this letter.

Fees and expenses

12.	The Obligors shall pay on demand and on a full indemnity basis all pre-agreed costs and expenses (including legal and out of pocket expenses and any value added tax thereon) incurred by the Bank in connection with the negotiation, preparation and execution of this letter.

Miscellaneous

13.	This letter is a Loan Document.

14.	Please indicate your agreement to the foregoing by signing and returning to us an executed counterpart of this letter.

Yours faithfully

/s/ illegible

For and on behalf of Silicon Valley Bank

We hereby acknowledge receipt of this letter and confirm our acceptance of its terms and conditions.

MSL

Executed as a Deed

by Mimecast Services Limited

acting by

/s/ Peter Campbell

Director Peter Campbell

/s/ Michelle L. Anzivino

Witness:

Witness Name: Michelle Anzivino

Witness address:

Witness occupation: Executive Assistant

MNA

Signed by Mimecast North America, Inc.

/s/ Peter Campbell

Signature

Name: Peter Campbell

Title: Chief Financial Officer

ML England

Executed as a Deed

by Mimecast Limited

acting by

/s/ Peter Campbell

Director Peter Campbell

/s/ Michelle L. Anzivino

Witness:

Witness Name: Michelle Anzivino

Witness address:

Witness occupation: Executive Assistant

MUSD

Executed as a Deed

by Mimecast USD Limited

acting by

/s/ Peter Campbell

Director Peter Campbell

/s/ Michelle L. Anzivino

Witness:

Witness Name: Michelle L. Anzivino

Witness address:

Witness occupation: Executive Assistant

ML Jersey

Executed as a Deed

by Mimecast Limited

acting by

/s/ Peter Campbell

Director Peter Campbell

/s/ Michelle L. Anzivino

Witness:

Witness Name: Michelle L. Anzivino

Witness address:

Witness occupation: Executive Assistant

Schedule

Conditions Precedent

1.	A Guarantee and Guarantor Debenture duly executed by Jersey Obligor.

2.	A certified copy group structure chart.

3.	A certificate from a duly authorised director of the UK Borrower that the memorandum and articles of association of the UK Borrower delivered in relation to the Original Loan Agreement remain true, complete and up-to-date or that the only changes to them are fully set out in copy documents attached to the certificate.

4.	A copy, certified a true copy by a duly authorised director of the UK Borrower, of the minutes of a meeting or written resolutions (or an extract of such minutes or written resolutions) of the Board of Directors of the UK Borrower satisfactory to the Bank approving the execution, delivery and performance of this Amendment Agreement and approving the terms and conditions of this Amendment Agreement and authorising a named person or persons or appointing an attorney to sign on behalf of the UK Borrower this Amendment Agreement and any documents or further agreements to be delivered by the UK Borrower pursuant to this Amendment Agreement.

5.	Save to the extent previously supplied to the Bank a specimen signature of each person referred to in paragraph 4 above.

6.	A certificate from a duly authorised director of each Guarantor either (i) confirming that the memorandum and articles of association of the Guarantor delivered in relation to the Original Loan Agreement remain true, complete and up-to-date or that the only changes to them are fully set out in copy documents attached to the certificate or (ii) attaching copies of the true, complete and up-to-date memorandum and articles of association of the Guarantor

7.	A copy, certified a true copy by a duly authorised director of each Guarantor, of the minutes of a meeting or written resolutions (or an extract of such minutes or written resolutions) of the Board of Directors (or a committee thereof) of such Guarantor satisfactory to the Bank approving the execution of this Amendment Agreement and the documents referenced herein by such Guarantor, approving the terms and conditions of such documents and authorising a named person or persons or appointing an attorney to sign on behalf of the Guarantor such documents.

8.	Save to the extent previously supplied to the Bank a specimen signature of each person referred to in paragraph 7 above.

9.	A Jersey legal opinion from Walkers.

10.	A Perfection Certificate for ML Jersey.

11.	UCC lien searches for ML Jersey.

12.	The payment of the arrangement fees and costs and expenses referred to in paragraph 12 of this Amendment Agreement.

13.	A copy of any other authorisation or other document, opinion or assurance which the Bank considers to be necessary in connection with the entry into and performance of this Amendment Agreement or for the validity or enforceability of this Amendment Agreement.